SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Oscar Health, Inc.

(Name of Issuer)

Class A Common Stock, $0.00001 par value per share

(Title of Class of Securities)

687793109

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 687793109	13G	Page 2 of 22

1.	Names of Reporting Persons General Catalyst Group Management Holdings GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 687793109	13G	Page 3 of 22

1.	Names of Reporting Persons General Catalyst Group Management Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 687793109	13G	Page 4 of 22

1.	Names of Reporting Persons General Catalyst Group Management, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 687793109	13G	Page 5 of 22

1.	Names of Reporting Persons General Catalyst GP VI, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 687793109	13G	Page 6 of 22

1.	Names of Reporting Persons General Catalyst Partners VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 687793109	13G	Page 7 of 22

1.	Names of Reporting Persons General Catalyst Group VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 687793109	13G	Page 8 of 22

1.	Names of Reporting Persons General Catalyst GP X – Growth Venture, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 687793109	13G	Page 9 of 22

1.	Names of Reporting Persons General Catalyst Partners X – Growth Venture, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 687793109	13G	Page 10 of 22

1.	Names of Reporting Persons General Catalyst Group X – Growth Venture, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 687793109	13G	Page 11 of 22

1.	Names of Reporting Persons Kenneth Chenault
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 687793109	13G	Page 12 of 22

1.	Names of Reporting Persons Joel E. Cutler
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 687793109	13G	Page 13 of 22

1.	Names of Reporting Persons David P. Fialkow
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 687793109	13G	Page 14 of 22

1.	Names of Reporting Persons Hemant Taneja
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,464,995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,464,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,464,995
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 687793109	13G	Page 15 of 22

Item 1.

(a)	Name of Issuer: Oscar Health, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

75 Varick Street, 5th Floor, New York, NY 10013

Item 2.

(a)	Name of Person Filing:

This joint statement on Schedule 13G is being filed by General Catalyst Group Management Holdings GP, LLC, a Delaware limited liability company (“GCGMH LLC”), General Catalyst Group Management Holdings, L.P., a Delaware limited partnership (“GCGMH”), General Catalyst Group Management, LLC, a Delaware limited liability company (“GCGM”), General Catalyst Group VI, L.P., a Delaware limited partnership (“GC VI”), General Catalyst Group X – Growth Venture, L.P., a Delaware limited partnership (“GC X”), General Catalyst Partners VI, L.P., a Delaware limited partnership (“GC VI GPLP”), General Catalyst GP VI, LLC, a Delaware limited liability company (“GC VI GPLLC”), General Catalyst Partners X – Growth Venture, L.P., a Delaware limited partnership (“GC X GPLP”), General Catalyst GP X – Growth Venture, LLC, a Delaware limited liability company (“GC X GPLLC”), Kenneth Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja (together, the “Managers”), who are collectively referred to herein as the “Reporting Persons.”

GCGMH LLC is the general partner of GCGMH, which is the manager of GCGM, which is the manager of GC VI GPLLC and GC X GPLLC. Kenneth Chenault, David P. Fialkow, Joel E. Cutler and Hemant Taneja are Managing Members of GCGMH LLC. GC VI GPLP is the sole general partner of GC VI. GC VI GPLLC is the sole general partner of GC VI GPLP. Kenneth Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja are Managing Directors of GC VI GPLLC.

GC X GPLP is the sole general partner of GC X. GC X GPLLC is the sole general partner of GC X GPLP. Kenneth Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja are Managing Directors of GC X GPLLC.

The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as Exhibit 1 (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act.

(b)	Address of Principal Business Office or, if none, Residence: 20 University Road, 4th Floor, Cambridge, MA 02138

(c)	Citizenship:

Each of GCGMH, GC VI, GC VI GPLP, GC X and GC X GPLP is a limited partnership organized under the laws of the State of Delaware. Each of GCGMH LLC, GCGM and GC VI GPLLC and GC X GPLLC is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a U.S. citizen.

(d)	Title of Class of Securities:

Class A Common Stock, $0.00001 par value per share.

(e)	CUSIP Number: 687793109

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 687793109	13G	Page 16 of 22

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

GC VI is the record owner of 12,357,276 shares (the “Fund VI Record Shares”) and GC X is the record owner of 2,107,719 (the “Fund X Record Shares”, and together with the Fund VI Record Shares, the “Record Shares”).

As the general partner of GCGMH, GCGMH LLC may be deemed to beneficially own the Record Shares. As the sole general partner of GC VI, GC VI GPLP may be deemed to beneficially own the Fund VI Record Shares. As the sole general partner of GC VI GPLP, GC VI GPLLC may be deemed to beneficially own the Fund VI Record Shares. As the sole general partner of GC X, GC X GPLP may be deemed to beneficially own the Fund X Record Shares. As the sole general partner of GC X GPLP, GC X GPLLC may be deemed to beneficially own the Fund X Record Shares. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each Reporting Entity may be deemed to share the power and direct the disposition and vote of the Record Shares.

Each of Kenneth Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja may be deemed to beneficially own the Record Shares.

(b)	Percent of class:

See Line 11 of cover sheets. The percentages set forth on the cover sheets for each Reporting Person are calculated based on 174,400,003 shares of Class A Common Stock reported to be outstanding by the Issuer as of October 29, 2021, as listed on the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote See Line 5 of cover sheets.

(ii)	Shared power to vote or to direct the vote See Line 6 of cover sheets.

(iii)	Sole power to dispose or to direct the disposition of See Line 7 of cover sheets.

(iv)	Shared power to dispose or to direct the disposition of See Line 8 of cover sheets.

Each of the Reporting Persons disclaims beneficial ownership of such shares of Class A Common Stock except to the extent of its or his pecuniary interest therein, if any.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

CUSIP No. 687793109	13G	Page 17 of 22

Item 8. Identification and Classification of Members of the Group.

Not applicable

Item 9. Notice of Dissolution of Group.

Not applicable

Item 10. Certification

Not applicable. This statement on Schedule 13G is not filed pursuant to §240.13d-1(b) or §240.13d-1(c).

Material to be Filed as Exhibits.

Exhibit 1 – Agreement regarding joint filing of Schedule 13G.

CUSIP No. 687793109	13G	Page 18 of 22

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

GENERAL CATALYST GROUP MANAGEMENT HOLDINGS GP, LLC

By:	GENERAL CATALYST GROUP MANAGEMENT HOLDINGS, L.P.
its General Partner

	By:	GENERAL CATALYST GROUP MANAGEMENT, LLC
Its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GROUP MANAGEMENT HOLDINGS, L.P.

By:	GENERAL CATALYST GROUP MANAGEMENT, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GROUP MANAGEMENT, LLC

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GROUP VI, L.P.

By:	GENERAL CATALYST PARTNERS VI, L.P.
its General Partner

	By:	GENERAL CATALYST GP VI, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain Chief Legal Officer

GENERAL CATALYST PARTNERS VI, L.P.

By:	GENERAL CATALYST GP VI, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GP VI, LLC

	By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GROUP X – GROWTH VENTURE, L.P.

By:	GENERAL CATALYST PARTNERS X—GROWTH VENTURE, L.P.
its General Partner

	By:	GENERAL CATALYST GP X – GROWTH VENTURE, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

CUSIP No. 687793109	13G	Page 19 of 22

GENERAL CATALYST PARTNERS X – GROWTH VENTURE, L.P.

By:	GENERAL CATALYST GP X – GROWTH VENTURE, LLC
its General Partner

	By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GP X – GROWTH VENTURE, LLC

	By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

*
Kenneth Chenault

*
Joel E. Cutler

*
David P. Fialkow

*
Hemant Taneja

*By:	/s/ Christopher McCain
Christopher McCain as Attorney-in-Fact

CUSIP No. 687793109	13G	Page 20 of 22

*

This Schedule 13G was executed by Christopher McCain on behalf of the Managers pursuant to Powers of Attorney filed as Exhibit 24.1 to the Form 4 relating to the beneficial ownership of shares of Intersections Inc. (file no. 000-50580) by Reporting Persons filed with the Securities Exchange Commission on January 15, 2019 and incorporated herein in its entirety by reference.